Exhibit 99.1

For: Authentidate Holding Corp.

Investor Contacts:

Todd Fromer / Garth Russell

KCSA Strategic Communications

212-896-1215 / 212-896-1250

tfromer@kcsa.com / grussell@kcsa.com

Authentidate Holding Corp. Reports Fiscal 2009 Fourth Quarter and Year

End Results

BERKELEY HEIGHTS, N.J., September 24, 2009 – Authentidate Holding Corp. (NASDAQ: ADAT), a worldwide provider of secure Health Information Exchange and workflow management services, today announced financial results for the fiscal 2009 fourth quarter and year ended June 30, 2009.

Selected operating highlights for fiscal year 2009 include:

•	Added a number of new Inscrybe Healthcare projects, including Willcare, Community Home Care Services, Virtuox, Total e-Medical, UroMed, SuperCare, and Medical Services of America

•	Expanded addressable market by adding new hospital discharge products and services

•	Entered a new market segment through our joint venture, ExpressMD Solutions, which provides in-home patient vital signs monitoring systems

•	Received 510(k) market clearance from the U.S. FDA for ExpressMD’s Electronic House Call™ remote patient monitoring telehealth device

•	Increased revenues year-over-year and significantly reduced net loss and cash used

•	Repurchased 547,000 shares of common stock and members of the management and the board of directors purchased approximately 1,000,000 shares of common stock

Ben Benjamin, President of Authentidate, stated, “We accomplished several milestones in fiscal 2009, including cutting costs, expanding our existing business, and developing new solutions to enter the telehealth and hospital discharge markets. Our joint venture, ExpressMD Solutions, completed the development of “Electronic House Call™,” which permits physicians of chronically ill patients to remotely monitor their vital signs. Electronic House Call™ combines a vital signs monitoring appliance with a specially designed web-based management and monitoring software module based on our Inscrybe™ Healthcare platform. The service enables unattended in-home measurements of patients’ vital signs and related health information. We believe these new solutions offer significant opportunities for future growth. All of our solutions offer the necessary tools to help reduce the cost of healthcare administration and patient care and, as we move into fiscal 2010 and expand the marketing and sale of Electronic House Call™, we believe we will benefit from market trends to reduce healthcare costs and increase preventative care.”

Mr. Benjamin continued, “We increased revenues for fiscal 2009 and significantly reduced our net loss and cash use for the year compared to the same period last year, even as our results were impacted by poor economic conditions that slowed customer decisions and implementations for most of the year. Our results were also impacted in the second half of fiscal 2009 by the Medco acquisition of Liberty Medical and the related expiration of our contract with Liberty at the end of March 2009. Given these conditions, we are pleased with our progress and believe we are well positioned for growth moving forward.”

Total revenue for the three months ended June 30, 2009 was approximately $1,567,000 compared to $1,675,000 for the same period last year. These results reflect a decrease in revenue from our U.S. business due to the expiration of the Liberty contract and a decrease in revenue from our German operations due to certain project delays. Compared to the third quarter of fiscal 2009, total revenues decreased approximately 22% reflecting the same trends as the fourth quarter results.

Net loss for the fourth quarter of fiscal 2009 decreased to $2,272,000, or $0.07 per share, compared to $2,633,000, or $0.08 per share, for the same period last year. The decrease in net loss for the quarter reflects our cost management activities and lower share based compensation expense.

Total revenue for the year ended June 30, 2009 increased 13% to approximately $6,876,000 compared to $6,067,000 for the same period last year. These results reflect increases of approximately 21% in U.S. revenues and 8% in German revenues from increases in transaction volumes and new customers.

Net loss for the year ended June 30, 2009 decreased to $9,367,000, or $0.27 per share, compared to $15,811,000, or $0.46 per share, for the same period last year. The decrease in net loss for the year is due primarily to cost management activities, revenue growth and lower share based compensation expense, which was partially offset by joint venture investments of approximately $392,000, and the write off of deferred deal expenses of approximately $907,000, or $0.03 per share, related to the termination of the Parascript merger. The prior year period includes approximately $3,808,000, or $0.11 per share, for incremental legal fees, accrued severance and professional service expenses.

As of June 30, 2009, the company’s cash and cash equivalents, and marketable securities totaled $6,564,000 and deferred revenue totaled $963,000.

“Looking forward, we continue to believe there are significant opportunities for us in several different healthcare markets. The positive trends we are experiencing in the market speak directly to the validity of our technology and solutions. Additionally, we believe that the timing for our products and services could not be more timely given the current focus in Washington D.C. on healthcare reform,” concluded Mr. Benjamin.

Conference Call

Management will host a conference call on Thursday, September 24, 2009, at 4:30 p.m. ET, to discuss the latest corporate developments and results. The dial-in number for callers in the U.S. is (888) 562-3356 and the dial in number for international callers is (973) 582-2700. The access code for all callers is 29003625. To access the live webcast, visit www.authentidate.com, click the “About Us” link, followed by “Investor Relations” on the drop-down menu and then the “IR Events & Presentations” link. Following the conclusion of the call, the webcast will remain on the company’s website for review within the fiscal year.

A dial-in replay of the call will be available through October 1, 2009. To access the replay, please dial (800) 642-1687 in the U.S. and (706) 645-9291 internationally, and then enter the access code 29003625.

About Authentidate Holding Corp.

Authentidate Holding Corp. is a worldwide provider of secure Health Information Exchange and workflow management services. The company’s software and web-based services enable healthcare organizations and other enterprises to increase revenues, improve productivity and reduce costs by eliminating paper and manual work steps from clinical, administrative and other processes and enhancing compliance with regulatory requirements. The web-based services are delivered as Software as a Service (SaaS) to customers. These solutions incorporate rules-based electronic forms, intelligent routing, transaction management, electronic signatures, identity credentialing, content authentication, and automated audit trails. Both web and fax based communications are integrated into automated and trusted workflow solutions. The company has offices in the United States and Germany. In the United States, Authentidate offers its patent pending content authentication technology in the form of the United States Postal Service® Electronic Postmark® (EPM).

For more information, visit the company’s website at http://www.authentidate.com.

About ExpressMD Solutions

ExpressMD Solutions is a joint venture formed by Authentidate Holding Corp. (Nasdaq: ADAT) and Encountercare Solutions (ECSL) to provide web-based telehealth services and home healthcare equipment dedicated to the advancement of in-home patient health care and improved chronic condition outcomes.

The complete ExpressMD telehealth solution combines Electronic House Call, an FDA 510(k) market clearance approved, in-home patient vital signs monitoring system with a web application that streamlines the practitioner’s job anywhere they have Internet or a Windows mobile communication device.

For more information about ExpressMD Solutions, visit http://www.expressmdsolutions.com

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of the company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the company’s ability to implement its business plan for various applications of its technologies, related decisions by the USPS, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the company or any other person that the objectives and plans of the company will be achieved.

Authentidate is a registered trademark of Authentidate Holding Corp. and Inscrybe is a trademark of Authentidate Holding Corp. All other trade names are the property of their respective owners.

This press release is available on the KCSA Strategic Communications Web site at www.kcsa.com.

(Tables follow)

Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Balance Sheet Data

	June 30,
( in thousands, except per share data )	2009	2008
Assets
Current assets
Cash and cash equivalents	$461	$4,493
Restricted cash	512	512
Marketable securities	6,103	6,375
Accounts receivable, net	1,024	1,287
Prepaid expenses and other current assets	877	671

Total current assets	8,977	13,338
Marketable securities	—	3,950
Property and equipment, net	549	1,014
Note receivable, net of deferred gain of $2,000	—	—
Other assets
Software development costs, net	2,182	2,533
Goodwill	7,341	7,341
Other assets	1,221	1,375
Assets held for sale	2,000	2,000

Total assets	$22,270	$31,551

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$1,585	$1,850
Deferred revenue	823	1,273
Other current liabilities	182	97

Total current liabilities	2,590	3,220
Long-term deferred revenue	140	140

Total liabilities	2,730	3,360

Commitments and contingencies
Shareholders’ equity
Preferred stock $.10 par value; 5,000 shares authorized Series B, 28 shares issued and outstanding	3	3
Common stock, $.001 par value; 75,000 shares authorized, 34,286 and 34,537 issued and outstanding on June 30, 2009 and 2008, respectively	34	35
Additional paid-in capital	166,052	165,681
Accumulated deficit	(146,443)	(137,006)
Accumulated other comprehensive loss	(106)	(522)

Total shareholders’ equity	19,540	28,191

Total liabilities and shareholders’ equity	$22,270	$31,551

Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Statements of Operations Data

(Quarterly Information is Unaudited)

	Three Months Ended June 30,		Year Ended June 30,
(in thousands, except per share data)	2009	2008	2009	2008
Revenues
Software licenses and support	$971	$1,029	$4,086	$3,769
Hosted software services	596	646	2,790	2,298

Total revenues	1,567	1,675	6,876	6,067

Operating expenses
Cost of revenues	713	630	2,974	2,244
Selling, general and administrative	2,353	2,856	10,637	16,577
Product development	464	506	1,653	2,823
Depreciation and amortization	409	410	1,530	1,638

Total operating expenses	3,939	4,402	16,794	23,282

Operating loss	(2,372)	(2,727)	(9,918)	(17,215)

Other income (expenses)	100	94	551	1,404

Net loss	$(2,272)	$(2,633)	$(9,367)	$(15,811)

Basic and diluted loss per share	$(0.07)	$(0.08)	$(0.27)	$(0.46)

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